Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q1 2022 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 28, 2022 / 1:00PM GMT

OVERVIEW:

Co. reported 1Q22 revenue of $723.6m, net income of $59.3m and GAAP EPS of

$1.66. Expects 2022 revenue to be $2.920-3.045b and EPS to be $6.40-7.20.

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CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO & Treasurer

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting First Quarter 2022 Earnings Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter 2022 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our quarterly report on Form 10-Q for the quarter ended March 31, 2022, our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the SEC. Investors are cautioned not to place any undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter 2022 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically.

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With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I’ll turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Welcome, everyone, and thank you all for taking the time to join us this morning. Let me start by reiterating that our thoughts are with, not only the people of Ukraine, but also all of you who may have relatives or colleagues who are directly affected by this unbelievable horrible event.

With respect to our quarter and the condition of our company, it’s obviously been only a couple of months since we last spoke. So the messages we have today are not radically different from what we talked about with you about 2 months ago. So I’ll be brief in my remarks, let Ajay take you through the quarter, and then I look forward to coming back to join him and you for Q&A.

The financial results this quarter were overall very much in line with our expectations. There are always, of course, puts and takes in the individual sub-businesses, but overall, the key themes we saw this quarter are very much in line with the key themes we talked about a couple of months ago.

For example, we’re facing headwinds that we anticipated, including things like competitive talent markets, competitive compensation pressures. We’re dealing with them, but of course, there’s a lot of work to do to make sure you stay on top of those forces. Similarly, as we talked about, we are looking at every bit of information to assess things like when is the restructuring market potentially coming back and where and when or if the M&A market might weaken at the same time or ahead of it or behind it.

We have discussion processes underway, monitoring processes. And I think the reality is, at this point, despite all of those processes, it’s still the case that nobody has a clear crystal ball on timing.

And obviously, we are monitoring and trying to guess like the rest of the world, how the multiple events going on in the macro world, the war in Europe inflation, higher interest rates, COVID, China’s economy, et cetera, are going to affect the global and local economies. And then, of course, with the second and third order consequences of those events will have on business drivers for the world as a whole and then on us.

Those are things we alluded to 2 months ago. We are still focused on all of them. And as of now, I would say it’s clear that we also still don’t have full clarity on any of them. So therefore, if you would, I’d love to take this conversation in a somewhat different direction and up a level in a way that we’ve talked about a bit on some prior calls and use this opportunity to reiterate something I believe strongly in, which is that if you’ve been around the world for a while, it seems there’s always some significant uncertainty in markets and economic conditions.

I hope and I’m sure you all hope there’s not always going to be a war in Europe. There’s not always going to be this level of inflation. But it does seem like when you’ve been around for a while, there’s always something, whether it’s Brexit or global pandemic or changes in administration or an oil price shock. What we try to do is assess each of those events when they happen, assess their consequences, assess their duration and, of course, adjust for them if we believe they create some sort of permanent shift in markets.

Important most times when we do that analysis, the analysis comes back suggesting that the effects that we are anticipating on the business are not permanent. They might be significant, but they’re short term in nature. We didn’t know whether Brexit was going to have a short-term effect on our business, but we were pretty confident Brexit was not going to have a major long-term negative effect on the European business we are investing in.

And so when you come to those sorts of conclusions, what we do is return to focusing on what we can control, what we need to control every day, which is to continue to build the best FTI and invest behind the best parts of our business.

To me, if you look at our history, the most powerful point it shows that if we don’t overreact to global macro factors, but instead focused on doing the right things to build our business, things like hiring aggressively when talent is available, betting behind that great talent in the segments,

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regardless of we’re busy in that segment this quarter or not, and investing behind capabilities we believe are core or positions we believe in our key adjacencies. Though macro factors can affect those businesses in the short term and sometimes significantly, if we do that over any medium period of time, we become more capable, more relevant, more able to help our clients attack their deepest, most significant opportunities and problems. And therefore, over any extended period of time through the zigs and zags, our businesses, prosper.

If you look at the success of the last few years, I think the data would show, it hasn’t been markets that gave us a success. It hasn’t been political changes or global macro changes. That success has been due to what our people have done sometimes with the benefit of good markets, sometimes in the face of bad markets. But what we have done and do every day to help our clients and get them ever better and get ourselves ever better and helping our clients on their most important issues.

Let me take a moment to maybe step off track, but talk about something, I believe, at least I find, is relevant. And to these points, a couple of weeks ago, we had our first senior managing director meeting in almost 3 years. I think most of you know, we try to do those meetings every year, but COVID caused what felt like a thousand postponements. But we’re finally able to get the global partnership together face-to-face in the first time in 3 years. There were something north of 450 people there. And though I’ve had a chance since the meeting — during the meeting and since the meeting to talk in-depth with a lot of them, I haven’t, of course, talked in depth with every one of them. But the deep conversations I’ve had, there hasn’t been a single one of those conversations where people didn’t say they left that room incredibly energized by both where our company is today and more important, by where they see our company heading and where they see themselves able to take our company.

Some of that energy came from plenary presentations, the sort of stuff we talk about or alluded to on these calls, the progress in segments or regions. And of course, every segment gave a presentation, there was a lot of positive feedback on those segment presentations. One person said, “Wow, you can’t walk away from those plenaries without having a sense that feels like every business around the world is succeeding and more important, sees incredible potential going forward.”

And I heard comments on the specifics. For example, a lot of people talking about just the amazing, continued success of tech or the commitment of Corp Fin to invest even when we had a downturn in restructuring or its commitment to grow the business transformation and transaction businesses.

Similarly, in the regional meetings and presentations, people talked about the ambition we have in some of the newer geographies like France, Germany, Netherlands, Italy, the Middle East, but also some of the powerful next steps and ambition we have in some of the geographies where we’ve been succeeding for a long period of time or in places where we fundamentally improved our positions like Australia.

There is one other aggregate factor that was commented on a lot, just the sheer amount of capability in that room and how it’s grown. At the beginning of the meeting, we had all the people who were new since the last meeting 3 years ago stand up. And I think something like 40% of the room stood up, 40% because of all the lateral hires we’ve done, but also all the promotions we’ve been able to make.

Now I don’t know if that strikes you, those of you on the phone, as seriously as it struck the people in the room. It actually struck me, and I already knew the data before I had everybody stand up. I had folks come up to me and say, “Wow, we’re going to have to knock the walls out in this room by the next meeting.” And that’s a room that we, at one point, fit in very comfortably, and that was even with some of our partners unable to attend. For example, most of our SMDs from some parts of Asia.

So the plenary presentations were seen as powerful and energizing. But what most people told me after the meeting was that even more energizing and powerful for them were the interactions they had in small groups and one-on-one, discussions that allowed people to talk to the work our people are doing every day, the work that adds up to the aggregates, the success stories we’re driving for our clients, the brand-building assignments we’re doing that cause other people to call us, the adjacencies that people are passionate about building on that build and add something new but also connect to our historical core businesses.

There’s a macro version of this firm. And on these earnings calls, we generally talk to that, particularly the macro financials. But those macro financials don’t come magically by themselves. They come from client efforts by individuals, small groups, intellectual advances that teams come up with, commitment, drive and energy, all of which doesn’t come from some generalized macro force for the energy individuals and small groups of people who build our businesses, who come up with ever more advanced ways to serve our clients and we develop great groups of junior people who in turn bring energy and make a difference.

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I say all this because markets, of course, do matter. Whether the restructuring market comes back in the third quarter or the fourth quarter or sometimes next year or 2 years from now matters. Markets can be analogized to strong waves in an ocean, strong waves. The waves are with you, it’s a lot easier to go faster than if the waves are against you. But of course, the problem is most of us don’t control the waves.

I think what happens at meetings like this all-SMD meeting, when you see the capabilities of the firm, but also the energy and drive of our people here, it helps me and I hope all of us recognize that this firm, we are not simply riding those waves. Rather, we are a firm of powerful engines, engines that can plow through waves when they’re against us and go even faster than the waves when they’re with us.

The fuel that powers those engines is the energy, the ambition and the capabilities of our teams. I could not walk away from that meeting, and I believe everybody who attended could not walk away from that meeting without a sense that this company has never had as much of that fuel in the tank as we do today. That leaves me incredibly bullish, not only about where this company is today, but where we can take it over the next 2, 3 and 5 years and beyond.

With that, let me turn this over to Ajay.

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year.

Overall, our quarterly results were in line with our expectations. First quarter of 2022 revenues of $723.6 million were up $37.3 million or 5.4%. GAAP EPS of $1.66 compared to $1.84 in the prior year quarter. Adjusted EPS of $1.66 compared to $1.89 in the prior year quarter. Net income of $59.3 million compared to $64.5 million in the prior year quarter. This decrease is primarily because the 5.4% growth in revenues was not sufficient to offset the increase in SG&A and compensation expenses.

SG&A of $149 million was 20.6% of revenues and compares to SG&A of $126.5 million or 18.4% of revenues in the first quarter of 2021. The increase in SG&A was primarily due to higher travel and entertainment, compensation and legal expenses.

First quarter 2022 adjusted EBITDA of $90.5 million decreased 9.1% compared to $99.5 million in the prior year quarter. Our first quarter 2022 effective tax rate of 22.2% compared to our tax rate of 23.9% in the first quarter of 2021. For the balance of 2022, we continue to expect our effective tax rate to be between 22% and 25%.

Weighted average shares outstanding, or WASO, for Q1 of 35.6 million shares increased 584,000 shares compared to 35.1 million shares for the prior year quarter, primarily due to the dilutive impact of our convertible notes. For the quarter, our convertible notes had a potential dilutive impact on EPS of approximately 998,000 shares in WASO compared to approximately 450,000 shares in WASO in Q1 of 2021 as our share price on average of $149.8 this past quarter was above the $101.38 conversion threshold and above our share price on average of $118.44 in Q1 of 2021.

Billable headcount increased by 430 professionals or 8.4% year-over-year. Noteworthy, billable headcount grew 17.3% in Technology, 10.7% in Forensic and Litigation Consulting, or FLC and 10% in Strategic Communications. Sequentially, from the end of the year, billable headcount increased by 171 professionals or 3.2%.

Now turning to our performance at the segment level. In Corporate Finance & Restructuring, record revenues of $253.3 million increased 12% compared to the prior year quarter. Acquisition-related revenues contributed $2.2 million in the quarter. The increase in revenues was primarily due to higher demand for business transformation and transaction services, which was partially offset by lower demand for restructuring services. Business transformation and transactions represented 59% while restructuring represented 41% of segment revenues this quarter. This compares to a 50-50 split between business transformation and transactions and restructuring in the prior year quarter. Year-over-year, business transformation and transactions grew 33% as we successfully helped clients in a variety of verticals, including media and entertainment, financials and technology, while restructuring revenues declined 9%.

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Adjusted segment EBITDA of $53.5 million or 21.1% of segment revenues compared to $37.4 million or 16.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in SG&A expenses and higher compensation compared to the prior year quarter. Noteworthy, sequentially, restructuring revenues grew 14%, primarily from improved demand in North America in the retail and technology sectors.

Turning to FLC. Revenues of $153.9 million increased 2% compared to the prior year quarter. Acquisition-related revenues contributed $3.7 million in the quarter. Excluding acquisition-related revenues, revenues decreased $0.7 million or 0.4% in the quarter, primarily due to lower demand for data and analytics and dispute services, which was partially offset by higher realized bill rates and demand for investigations services.

Adjusted segment EBITDA of $17.3 million or 11.2% of segment revenues compared to $29.4 million or 19.5% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation, which includes the impact of a 10.7% increase in billable headcount and SG&A expenses compared to the prior year quarter. Sequentially, FLC revenues increased 11.5%, and adjusted EBITDA improved $8.8 million, reflecting increased demand for our investigations and construction solutions services.

In Economic Consulting, revenues of $166 million decreased 1.9% compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for M&A-related antitrust services, which was partially offset by higher demand for non-M&A-related antitrust services compared to the prior year quarter. Non-M&A-related antitrust services represented 33%, and M&A-related antitrust services represented 17% of total segment revenues in the quarter.

Adjusted segment EBITDA of $21.2 million or 12.8% of segment revenues compared to $26.6 million or 15.7% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues and higher SG&A expenses compared to the prior year quarter.

Technology’s revenues of $80.5 million increased 1.3% compared to the prior year quarter. You may recall that in the first quarter of 2021, the Technology segment had 1 M&A-related second request engagement that we said represented over 20% of total quarterly revenues. Despite this, we generated a revenue increase in the first quarter of 2022, which was primarily due to higher demand for information governance, privacy and security, cross-border investigations and litigation services. which was nearly offset by a decline in demand for M&A-related second request services compared to the prior year quarter.

Adjusted segment EBITDA of $13.4 million or 16.6% of segment revenues compared to $21.6 million or 27.2% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation, which includes the impact of a 17.3% increase in billable headcount and higher SG&A expenses. Sequentially, Technology revenues increased 24.6%, and adjusted EBITDA improved $5.6 million, primarily reflecting increased demand for M&A-related second request and cross-border investigations services.

Strategic Communications’ record revenues of $69.9 million increased 15.6% compared to the prior year quarter. During the quarter, we experienced increased demand primarily for our corporate reputation services. Adjusted segment EBITDA of $15.7 million or 22.5% of segment revenues compared to $10.4 million or 17.2% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in SG&A and compensation expenses, which includes the impact of a 10% increase in billable headcount.

Let me now discuss a few cash flow and balance sheet items. As is typical, we pay the bulk of our bonuses in the first quarter. Net cash used in operating activities of $203.8 million compared to $166.6 million in the prior year quarter. The year-over-year increase in net cash used in operating activities was largely due to higher annual bonus payments, an increase in salaries related to headcount growth and higher operating expenses, which was partially offset by an increase in cash collected resulting from higher revenues.

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During the quarter, we spent $3.1 million to repurchase 21,611 shares at an average price per share of $143.36. As of the end of the quarter, approximately $164 million remained available for stock repurchases under our current stock repurchase authorization.

Total debt net of cash of $60.1 million at March 31, 2022, compared to $252.8 million at March 31, 2021, and a negative $178.2 million on December 31, 2021. The sequential increase was primarily due to an increase in cash used in operating activities, which included annual bonus payments.

Turning to guidance. We are reiterating our guidance for the year, given we are yet early in the year and because our first quarter results are in line with our expectations. We estimate that revenues for full year 2022 will range between $2.92 billion and $3.045 billion and that EPS for full year 2022 will range between $6.40 and $7.20. We do not currently expect EPS and adjusted EPS to differ.

Our guidance is shaped by certain key considerations. In restructuring on the back of a sharper-than-expected uptick in Q1, our expectation is that we will sustain this level of revenue for the balance of the year. Similarly, we expect business transformation and transactions within Corporate Finance to remain robust. We also expect continuous improvement in our FLC segment. Our assumption of simultaneous strength is historically rare and uncertain in these turbulent times. Additionally, the inflationary environment is resulting in significant compensation-related pressures.

And as Steve mentioned, we are reengaging on our efforts to connect our professionals through in-person events and gatherings such as our all-SMD meeting and training and development programming. As a result, we expect SG&A, particularly travel and entertainment expenses, to continue to increase this year. Importantly, our ambition remains to aggressively add headcount in all of our geographies. And finally, Q4 is typically a seasonally weaker quarter for us because of both an increase in time off during the holidays for our employees and a seasonal business slowdown.

Before I close, I want to reiterate a few key themes that underscore the attractiveness of our business. First, we believe we are the strongest provider of restructuring services anywhere in the world. And in recent years, we have supplemented that with a growing array of services in business transformation and transactions.

Second, our economists and other professionals are recognized as leaders in expert testimony in a variety of areas including arbitration, construction, antitrust and competition, insurance and investigations. With our award-winning experts and staff and their relationships, we are working on the biggest and most important matters involving complex economic issues.

Third, our Technology and Strategic Communications businesses are proving to be acyclical and have been growing in key areas of client need such as information governance, security and privacy, e-discovery, corporate reputation, ESG and public affairs.

And finally, our business generates excellent free cash flow, and our balance sheet is very strong. We have the capacity to continue to boost shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question will come from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

The first question I had was on CFR. And believe it or not, I want to — instead of starting with restructuring questions, I want to focus on BTT. I think, Ajay, you said in your prepared remarks that you’re assuming or expecting that to remain robust. I think that’s a bit surprising to me, just given what seems to be a slowdown in M&A activity globally. Can you kind of highlight some of the reasons why you feel strongly about that business in particular? Are there transactions that we’re not seeing that are keeping that activity elevated? Or is there a particular momentum in there that you’d like to call out? That would be helpful.

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Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

Thank you, Andrew. So firstly, business transformation and transactions is infinitely bigger space than restructuring. And we only got started in a meaningful way last several years, but in restructuring, we are unquestionably #1 in the world. So there is that the demand potential.

Second, you saw year-over-year the kind of growth we have had in business transformation and transactions. It’s a stellar number. And to your question, in transact, with that, between business transformation and transactions for the last 5-odd quarters, transactions is actually bigger slightly than business transformation, and that’s remained consistent. Where we play in that transaction space is in that middle market space, the private equity sponsored acquisitions, there is no let up.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Maybe I can add to that though a little bit, Ajay. I think we don’t have different view of the general M&A market than what you’re reading out there. It’s just that we play in so many different parts of it. In some of our businesses, I think we’ve seen some M&A slow down. In others, we haven’t, if I’m remembering right, Ajay.

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

That’s correct.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

In that part of the business, we haven’t yet seen a slowdown, partially because of the middle market nature, partially, we hope because we continue to gain share in that market. And I think that’s the basis for the optimism. It’s not so much that we — or I think we know better the macro forces than anybody else. Andrew, does that help?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes. No, that’s helpful. Probably another or more evidence of the breadth of all the different areas that you’re operating in.

I guess for my follow-up, I wanted to ask about FLC, solid sequential step-up in revenue there. Utilization is improving. Could you talk a little bit about momentum in that business, what the pipeline looks like for that segment and maybe how that’s developed relative to the past couple of quarters where I think you were a bit slower, at least in terms of large project opportunities than you had hoped or anticipated?

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

So our optimism, Andrew, is obviously we do have visibility on backlog and pipeline, right? But what happens is sometimes those things get deferred, delayed. It’s not certain exactly when projects will start and what have you. So we certainly expect and believe that there will be continuous improvement in that segment. We have hired heavily in a variety of areas, both in specific work streams like health solutions and investigations and cybersecurity, but also geographies. So our belief is we are very bullish on it.

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Operator

(Operator Instructions) Our next question will come from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

I wanted to ask a question about EMEA. And if you want to broaden it and just call it your international business, that’d be fine. Where are you in the growth in your capabilities across your multiple segments such that the markets in which you operate in are sufficiently staffed where you can win the most complex engagements that often require contributions from multiple segments?

And then maybe on the financial side of the same question, where are we in terms of the evolution of those geographies being able to contribute accretively to the company’s margins as they sort of leverage G&A more effectively?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Maybe I’ll take a crack at that, Ajay, and then you can give more texture if you think I missed something. I mean it’s a great question. So it depends, obviously, on geography. Where we are in the U.K. is we have the breadth of — just like the U.S., we have the breadth of services, the breadth of capabilities. We can win the biggest jobs, local jobs. We can team with the U.S. and other places to win the biggest global jobs in a segment, and we have the cross-segment capabilities to win the biggest jobs when the job is ideally is best served by a cross-segment offering. Historically, we did not have that most places on the continent or elsewhere in EMEA, and frankly, most places elsewhere in the world. At first, I don’t think we really fully had it even in London when I first got here, and we certainly didn’t have it on the continent.

What we’re doing this year, I think, and have been doing over the last couple of years, is a step change in the capabilities we have on the continent. We’ve always had good kind of capabilities on the continent. But to your point, it was — tended to be more a single segment in a geography. So we have a good Stratcom business in Germany. We didn’t have a Corp Fin business. We didn’t have an FLC business. We had some capability in France, but it wasn’t the scale that we wanted to be. We had no presence in the Netherlands. We had, at one point, a solid Stratcom business in Brussels. Now we have the leading Stratcom business in Brussels, and we have some other capabilities there.

So this is right now. The last couple of years, but particularly this year is a year where we’re putting the accelerator down on broadening those capabilities. And you say, “Well, why are you accelerating this year?” It has to do with the capabilities that we were able to get, either promotions, or in many cases, in some of these geographies, lateral hires that we’ve been able to get it.

So I think what we have done is added enough capability in many of these markets that we already have started to win some of the global assignments within one segment. But when you talk about having the multiple segments on the ground, all in powerful forces so that you can win the cross-segment assignment in that geography, we’re in the process now of transforming the continent is where we are.

I would say Australia has made a major step change in that over the last 5 years. And we strengthen each of the individual businesses, but now we’ve strengthened across. So it varies by geography, but I think you have your finger on one of the most important things going on, which is that step change in the continent of EMEA.

In terms of accretiveness or not, well, the stuff where we’ve accomplished it, it becomes accretive. Where we’re making the best to grow out the capability, it’s often the opposite of accretive near term. And we clearly have some of that built into the next quarters of our — because we’re betting. We’ve gotten the senior people. Some of them have restrictions on what they can do for a while. And so they’re less productive. It takes a while to build the business, and we’re adding headcount below them.

So some of these are not accretive in the next few quarters or even maybe into the beginning of next year. But we have a lot of confidence in those bets and are pretty excited about it.

Did I talk to your question, Tobey?

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Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

You did. You did. So we talked about wage inflation, certainly a topic broadly in your business. How have realized bill rate increases this year compared to sort of same-store compensation growth? I understand you’re adding heads, so I’m kind of asking for an adjustment there just to get a sense for how those 2 figures compare.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. So let me give a crack at this, but then Ajay can say. Look, we’ve talked about this a lot, and I’ve underscored with our leadership team that for our best professionals, we can’t get behind the market. You just can’t — you can’t build a business by — I mean, look, if somebody wants to leave for a 3% increase, then that’s on them. But you can’t allow yourself to get far off the market. And so we’ve made significant adjustments, and we’re monitoring and are willing to make significant adjustments going forward.

Now my also experience is over any extended period of time, you can recoup that in price, and we need to have that discipline, and we’ve underscored that. So we have made adjustments in list prices and so forth. You always then have a question of how long does it take to get realized. And that’s a very idiosyncratic thing. And Ajay has all sort of monitoring processes in place. I’m not sure we know yet the exact results of those monitoring processes, Ajay, but if you want to correct that and saying you know exactly, you can correct...

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

No. With pricing, you can never say that. So certainly, for now, the anecdotal and mathematical evidence suggests that they are sticking. There’s no material appreciable difference in realization one year to the other, and there are rate increases, obviously.

Now you may not — if you see our — we give the bill rate per hour, realized bill rate per hour statistics for Corp Fin, Econ and FLC, and you can track the quarterly and the year-over-year trends, and you might have noticed there that it doesn’t look like there’s an appreciable increase year-over-year. In fact, sequentially, in Econ, for example, there’s a decline, but that’s not because rate increases, for example, are not sticking. There’s a variety of other things that go into that, like leverage, like whether using junior staff, senior staff, mix, where the rate increases have been. Sometimes you can have deferrals of revenues and reversals of such deferrals just because the client hasn’t accepted the engagement and the work has started. So those sorts of things can cause variability. But in terms of your question, Tobey, rate increases are largely for now sticking.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

And I wanted to ask a balance sheet and capital deployment question. It’s a longer-term one. I realize rates are rising now, so maybe this isn’t the best time to sort of optimize the balance sheet, but you build for the long (inaudible).

The business is so resilient. In 2020, that was extraordinarily turbulent, your business performed quite well. And it would seem that a company full of finance and accounting professionals would understand that carrying some debt would improve the returns on the business and not extraordinarily stress the business and the company during the downturn. What’s the long-term plan to more sort of effectively, numerically, academically manage the balance sheet?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I think you’re not suggesting we leverage up and compete with Elon for buying Twitter. That’s not what you’re suggesting here, I think, Tobey, right?

APRIL 28, 2022 / 1:00PM, FCN.N - Q1 2022 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It takes just about driving ROIC higher.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me let Ajay speak to whatever we publicly speak about that. We obviously think a lot about cash and our policies here, and we talk a lot about to the Board. I don’t know how much we share that, Ajay. I’ll leave this to you, the question.

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

No, we’ve — listen, you make a great point, and it’s a textbook sort of question. And you’re absolutely right. I am the CFO of a company of CFOs and CEOs. There’s no question, and there’s no dearth of advice that one can get that I actually solicit.

Yet most people will tell me that we are in the — we’re #1 in the world in restructuring, and interest rates are on their way up. And cash is good to have. And to be 5, 6, 8x levered is probably not a great spot to be if you’re giving consulting advice and restructuring. At least that’s what I’m told, and I believe.

In my own head, I feel in a company with we — as someone once reminded me, we are not a subscription business. Though our relationships feel like subscriptions, but we are actually not a subscription business. So more than 2x gross debt, certainly, we can comfortably take on a lot more than that. But what we do is a debatable matter.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. I guess I’m not talking about some sort of polarizing thing where you would lever up to the 6, 7, 8x degree. But sort of why not oscillate around 1.5 turns or 2x of debt in a business that isn’t cyclical with a management team that has kind of indicated that large investments in acquisitions are unlikely.

Ajay Sabherwal - FTI Consulting, Inc. - CFO & Treasurer

No, no, I’m not disagreeing with you, Tobey. What I will say is debt for debt’s sake is not an objective. I have no objection to cash piling up in the company and at the same time, deploying it at opportune moments, but not to take on debt to increase turns if we don’t have a credible deployment opportunity.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So let me just add here, Tobey. Tobey, Sorry, I’m just going to add something. It’s just — I think you’re right on that. There’s no way this company is not at risk if we had 2 or 3x EBITDA on debt. I mean, I think Ajay is right. I think that some of our competitors who have 6 or 8, I’m glad we’re not in that position. But it’s just part of a question that we talked about on an ongoing basis of where our cash position is, how to use it, all those sorts of things. So we don’t have a religious prohibition against 2 or 3x EBITDA on debt. It just hasn’t been, in our opinion, opportunity to go there at this point in time. Tobey, does that help?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It does. I was just hoping to discuss how you might be able to get there over the long term without tying you down to a specific action, like perhaps investing more than annual cash flow and repurchase over a number of years would be a way to do it.

APRIL 28, 2022 / 1:00PM, FCN.N - Q1 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Yes. I think we’re not — at this point, you can hear from my CFO, he’s not ready to share that level of detail on plans. But I think he’ll take your input as he does a lot of people’s input.

Operator

We have no further questions.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Thank you all for the attention and the support, and I’m hoping everybody stays — continues to stay safe. Thanks again.

Operator

This concludes our conference for today. Thank you for attending today’s presentation. You may now disconnect.

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